                                                                     EXHIBIT 5.1


                               November 12, 1996


Solectron Corporation
777 Gibraltar Drive
Milpitas, CA 95035

               RE:          REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of Solectron Common Stock (the "Company") to be offered to the security holders of Force Computers Inc. ("Force") in connection with the proposed acquisition of Force by Solectron (the "Merger"). As your counsel, we have examined the proceedings proposed to be taken in connection with the issuance of the Solectron Common Stock to the security holders of Force pursuant to the terms of the Merger.


     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Solectron Common Stock to be offered pursuant to the terms of the Merger, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states, where required, the Solectron Common Stock, when issued in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation